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                                                             Exhibit (a)(1)(iii)

                                    OFFER BY

               DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

                              TO PURCHASE FOR CASH
                            UP TO 5% OF ITS SHARES OF
                                  COMMON STOCK

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                11:59 P.M., NEW YORK CITY TIME, ON JUNE 30, 2006
                      ("EXPIRATION DATE"), UNLESS EXTENDED

       THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S OFFER
                  TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

                                                                    June 2, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We are enclosing herewith the material listed below relating to the offer of Delaware Investments Dividend and Income Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the "Fund"), to purchase up to 5% of its outstanding shares of Common Stock, par value $0.01 (the "Shares") upon the terms and subject to the conditions set forth in its Offer to Purchase dated June 2, 2006 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value per Share as determined by the Fund as of 4:00 p.m., New York City time, on July 3, 2006, unless the Expiration Date is extended beyond June 30, 2006. WHEN TENDERING SHARES ON BEHALF OF YOUR CLIENTS, YOU WILL BE REQUIRED TO PAY, ON BEHALF OF THOSE CLIENTS, A SERVICE FEE IN AN AMOUNT EQUAL TO $25.00 PER CLIENT ACCOUNT. THE SERVICE FEE FOR A PARTICULAR CLIENT ACCOUNT WILL BE RETURNED ONLY IN A CASE WHERE NONE OF THE SHARES TENDERED FOR THAT CLIENT ACCOUNT HAVE BEEN ACCEPTED.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 4, "Payment For Shares" of the Offer to Purchase. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 2, "PROCEDURES FOR TENDERING SHARES," OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients, we are enclosing the following documents:

1. A letter to shareholders from the President of the Fund and the Offer to Purchase dated June 2, 2006;

2.   The Letter of Transmittal for your use and to be provided to your clients;

3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4.   Notice of Guaranteed Delivery;

5. Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6.   Return envelope addressed to the Depositary.

     The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

     As described in the Fund's Offer to Purchase under Section 2, "Procedures for Tendering Shares," tenders may be made without the concurrent deposit of Share certificates if (1) such tenders are made by or through an Eligible

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Guarantor (as defined in the Offer to Purchase); (2) a properly completed and duly executed Notice of Guaranteed Delivery in the Form provided by the Fund is delivered to the Depositary prior to 5:00 p.m. New York City time on the Expiration Date; and (3) certificates for tendered Shares (or a Book-Entry Confirmation, as defined in the Offer to Purchase) together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message, as defined in the Offer to Purchase), the $25.00 service fee payable in respect of the Shares tendered hereby and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after execution of a Notice of Guaranteed Delivery.

     As described in the Offer, if more than 5% of the Fund's outstanding Shares are duly tendered prior to the Expiration Date, the Fund will repurchase 5% of the Fund's outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

     Additional copies of the enclosed material may be obtained from the Depositary at the appropriate address and telephone number set forth in the Fund's Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Depositary at its address and telephone numbers set forth in the Offer to Purchase.

                                        Very truly yours,

                                        DELAWARE INVESTMENTS DIVIDEND AND INCOME
                                        FUND, INC.


                                        /s/ Jude T. Driscoll
                                        ----------------------------------------
                                        JUDE T. DRISCOLL
                                        Chairman, Director,
                                        Chief Executive Officer and President

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC. OR THE DEPOSITARY/INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.


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